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                                                                     EXHIBIT 2.2

                          AMENDMENT TO AGREEMENT FOR
                          --------------------------
                    PURCHASE AND SALE OF THE ENTIRE ISSUED
                    --------------------------------------
                    SHARE CAPITAL OF LSI GROUP HOLDINGS PLC
                    ---------------------------------------


THIS AMENDMENT is made and entered into as of this 28th day of August, 1997, by and among SIGNATURE RESORTS, INC., a Maryland corporation ("SIGNATURE"), and IAN
K. GANNEY ("GANNEY"), RICHARD HARRINGTON ("HARRINGTON") and STEPHEN MASSEY ("MASSEY") (Ganney, Harrington and Massey being referred to individually as a "LSI SHAREHOLDER" or, collectively, the "LSI SHAREHOLDERS").

                             W I T N E S S E T H:
                             --------------------

WHEREAS, the parties have previously entered into an Agreement for Purchase and Sale of the Entire Issued Share Capital of LSI Group Holdings plc, dated as of June 5, 1997 (the "STOCK PURCHASE AGREEMENT"); and

WHEREAS, the parties are desirous of amending the Stock Purchase Agreement in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto do mutually agree as follows:

1.   PAYMENT OF PURCHASE CONSIDERATION TO MASSEY.  The provisions of the Stock
     -------------------------------------------
     Purchase Agreement with respect to the nature of the Purchase Consideration to be paid to the LSI Shareholders is amended to provide that the parties agree that rather than Massey receiving his portion of the Purchase Consideration in the form of shares of Signature Stock, that Massey shall receive payment of the Purchase Consideration in the form of cash, payable by cashier's check, certified funds or wire transfer at Closing. The amount of Purchase Consideration to be received by Massey shall be equal to the Massey's pro rata share of the number of shares of Signature Stock which would

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     otherwise be payable to Massey as the Final Purchase Consideration if this
     Amendment were not adopted, multiplied by the Closing Price (as determined in Section 1.3(a)(i) of the Stock Purchase Agreement). The parties acknowledge that Massey's shares of LSI Stock are held by Sedgwick Noble Lowndes Trust Corporation Limited as Trustee of the Prudential Bache Group (U.K.) Supplementary Scheme Ref. S. Massey, which shall receive the Purchase Consideration for Massey.

2.   UNITED STATES TAX TREATMENT.  The parties acknowledge that based upon this
     ---------------------------
     Amendment the transaction is not intended to qualify as a tax-free organization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and, in that respect, all references to such treatment in the Stock Purchase Agreement are hereby deleted, including, but not limited to, Section 1.3(d), Section 4.14, and Section 7.2(f).

3.   REGISTRATION RIGHTS.  Section 4.10(b) and Article V of the Stock Purchase
     -------------------
     Agreement are hereby amended to reflect that the Registration Rights Agreement referred to therein shall be entered into solely between Signature, and Ganney and Harrington, as opposed to all LSI Shareholders.

4.   HOLDBACK.  The terms of Section 9.4 and 9.5 of the Stock Purchase
     --------
     Agreement, as well as the Escrow Agreement described therein and in Section 4.10(c) shall be entered into only among Signature, and Ganney and Harrington. The amount to be deposited into the escrow pursuant to the Escrow Agreement and Section 9.4 of the Stock Purchase Agreement shall be ten percent (10%) of the shares of Signature stock delivered to Ganney and Harrington. The delivery of the Holdback Shares pursuant to Section 9.5 of the Stock Purchase Agreement, shall be made solely to Ganney and Harrington. Nothing contained herein shall otherwise modify or amend the terms of Article IX of the Stock Purchase Agreement with respect to indemnification by the LSI Shareholders except that Section 9.4 is hereby amended to provide that Signature shall have no right to assert any claim against the Holdback Shares for any claim premised upon Section 3.5 of the Stock Purchase Agreement after the earlier of (i) the first anniversary of the

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     Closing Date or (ii) the date of issuance of the first independent audit report of LSI Group Holdings plc's UK statutory accounts which includes any period ending after the Closing Date.

5.   DEFINITIONS.  Except as may be specifically provided herein, all
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     capitalized terms and otherwise defined shall have the same meaning as in the Stock Purchase Agreement.

6.   EFFECTIVE AMENDMENT.  Except as specifically amended or otherwise provided
     -------------------
     herein, the terms, conditions and agreements of the Stock Purchase Agreement are hereby affirmed.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day and year first written above.

SIGNATURE RESORTS, INC.

By: /s/ Andrew D. Hutton
   ____________________________________


Title: Vice President & General Counsel
      _________________________________


/s/ Ian K. Ganney
_______________________________________
IAN K. GANNEY


/s/ Richard Harrington
_______________________________________
RICHARD HARRINGTON


/s/ Stephen Massey
_______________________________________
STEPHEN MASSEY

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